                                                                     EXHIBIT 5.1

                               Saks Incorporated
                             750 Lakeshore Parkway
                           Birmingham, Alabama 35211

                                                                   July 20, 1999

Saks Incorporated
and its Subsidiary Guarantors
750 Lakeshore Parkway
Birmingham, Alabama 35211

               Registration Statement on Form S-3 (No. 333-71933)
                of Saks Incorporated and Affiliated Registrants
                         (the "Registration Statement")

Ladies and Gentlemen:

     I refer to the Registration Statement, filed with the Securities and Exchange Commission on February 5, 1999, as it relates to the proposed issuance and sale of $350 million of 7% Notes due 2004 (the "Notes") of Saks Incorporated (the "Company"). The Notes are unconditionally guaranteed (the "Note Guarantees") by the subsidiary corporations, a partnership, and a limited liability company (the "Guarantors" and together with the Company the "Saks Entities") listed on Schedule II of the Underwriting Agreement dated as of July 20, 1999 among the Company, the Guarantors, and the several underwriters named in Schedule I to the Underwriting Agreement (the "Underwriters"). The Notes and the Note Guarantees (together the "Offered Securities") are proposed to be issued under an Indenture to be dated as of July 23, 1999 (the "Indenture") among the Saks Entities and The First National Bank of Chicago, as Trustee (the "Trustee").

     I examined the articles or certificate of incorporation, bylaws, partnership agreement, or other applicable organization documents of each of the Saks Entities, the form of Note, Note Guarantee, and Indenture, and all matters of fact and law as I determined were necessary for purposes of this opinion letter. I am familiar with the corporate proceedings relating to the Registration Statement and the proposed issuance and sale of the Offered Securities.

     Based on the foregoing and subject to the next sentence, I am of the opinion that when the Indenture has been duly executed and delivered, the Offered Securities have been duly executed by the Saks Entities and duly authenticated by the Trustee, and the Offered Securities have been delivered to the Underwriters against payment by them for the Offered Securities, the Offered Securities will be legally issued and binding obligations of the Saks Entities in accordance with their terms. My opinion in the preceding sentence is subject to applicable bankruptcy, insolvency, fraudulent

Saks Incorporated
And its Subsidiary Guarantors
July 20, 1999
Page 2


conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally, and subject to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Opinions."

                                       Very truly yours,


                                       /s/ Charles J. Hansen
                                       ---------------------
                                       Charles J. Hansen
                                       Senior Vice President and
                                       Associate General Counsel